Exhibit 4.1

[Face of Note]

Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to the Company or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as requested by an authorized representative of DTC (and any payment is made to Cede & Co. or such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

CUSIP NO. 94988U615	PRINCIPAL AMOUNT: $

REGISTERED NO.

WELLS FARGO & COMPANY

MEDIUM-TERM NOTE, SERIES K

Due Nine Months or More From Date of Issue

Leveraged Index Return Notes® Linked to an

International Equity Index Basket

WELLS FARGO & COMPANY, a corporation duly organized and existing under the laws of the State of Delaware (hereinafter called the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & Co., or registered assigns, an amount equal to the Redemption Amount (as defined below), in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts, on August 26, 2022 (the “Stated Maturity Date”). This Security shall not bear any interest.

Any payments on this Security at Maturity will be made against presentation of this Security at the office or agency of the Company maintained for that purpose in the City of Minneapolis, Minnesota and at any other office or agency maintained by the Company for such purpose.

“Principal Amount” shall mean, when used with respect to this Security, the amount set forth on the face of this Security as its “Principal Amount.”

Determination of Redemption Amount

The “Redemption Amount” of this Security will equal:

•	if the Ending Value is greater than the Starting Value: the Principal Amount plus:

Principal Amount x Participation Rate x	Ending Value – Starting Value	;
Starting Value

•	if the Ending Value is equal to or less than the Starting Value, but greater than or equal to the Threshold Value: the Principal Amount; or

•	if the Ending Value is less than the Threshold Value: the Principal Amount minus:

Principal Amount	x	Threshold Value – Ending Value
Starting Value

All calculations with respect to the Redemption Amount will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., 0.000005 would be rounded to 0.00001); and the Redemption Amount will be rounded to the nearest cent, with one-half cent rounded upward.

“Market Measure” or “Basket” shall mean a basket comprised of the following Basket Components, with each Basket Component having the “Initial Component Weight” noted parenthetically: the EURO STOXX 50® Index (40.00), the FTSE® 100 Index (20.00), the Nikkei Stock Average Index (20.00), the Swiss Market Index (7.50), the S&P/ASX 200 Index (7.50) and the Hang Seng Index (5.00).

“Basket Component” shall mean each of the EURO STOXX 50® Index, the FTSE® 100 Index, the Nikkei Stock Average Index, the Swiss Market Index, the S&P/ASX 200 Index and the Hang Seng Index.

The “Pricing Date” shall mean August 24, 2017.

The “Starting Value” is 100.00.

The “Threshold Value” is 90.00, which is equal to 90% of the Starting Value.

The “Participation Rate” is 229%.

The “Closing Level” of a Basket Component on any Market Measure Business Day means the official closing level of such Basket Component reported by the relevant Index Publisher on such Market Measure Business Day, subject to the provisions set forth below under “Discontinuance of a Basket Component,” “Adjustments to a Basket Component” and “Market Disruption Events.”

The “Component Ratio” for each Basket Component is equal to:

[the Initial Component Weight for such Basket Component (expressed as a percentage) x 100]

the Closing Level of such Basket Component on the Pricing Date,

in each case rounded to eight decimal places and subject to the provisions set forth below under “Adjustments to the Component Ratio for a Basket Component.” The Component Ratios of the Basket Components are as follows: the EURO STOXX 50® Index (0.01161194), the FTSE® 100 Index (0.00270013), the Nikkei Stock Average Index (0.00103339), the Swiss Market Index (0.00083864), the S&P/ASX 200 Index (0.00130537) and the Hang Seng Index (0.00018170). The Closing Levels of the Basket Components on the Pricing Date are as follows: the EURO STOXX 50® Index (3,444.73), the FTSE® 100 Index (7,407.06), the Nikkei Stock Average Index (19,353.77), the Swiss Market Index (8,943.04), the S&P/ASX 200 Index (5,745.476) and the Hang Seng Index (27,518.60).

The “Value” of the Market Measure on a Calculation Day will be equal to the sum of the products of (i) the Closing Level of each Basket Component on such Calculation Day and (ii) the Component Ratio for such Basket Component.

The “Ending Value” will be the average of the Values of the Market Measure on each Calculation Day (as defined below) occurring during the Maturity Valuation Period (as defined below), subject to the provisions set forth below under “Market Description Events.”

A “Market Measure Business Day” means a day on which (A) each of the Eurex (as to the EURO STOXX 50® Index), the London Stock Exchange (as to the FTSE® 100 Index), the Tokyo Stock Exchange (as to the Nikkei Stock Average Index), the Geneva, Zurich, Basle Stock Exchanges (as to the Swiss Market Index), the Australian Stock Exchange (as to the S&P/ASX 200 Index), and the Stock Exchange of Hong Kong (as to the Hang Seng Index) (or any successor to the foregoing exchanges) are open for trading; and (B) the Basket Components or any successors thereto are calculated and published.

“Index Publisher” shall mean the publisher of a Basket Component.

“Maturity Valuation Period” means each of August 17, 2022, August 18, 2022, August 19, 2022, August 22, 2022 and August 23, 2022, subject to the provisions set forth below under “Market Disruption Events.”

“Calculation Day” means any Market Measure Business Day during the Maturity Valuation Period on which a Market Disruption Event (as defined below) has not occurred.

“Business Day” shall mean a day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in New York, New York.

“Joint Calculation Agency Agreement” shall mean the Joint Calculation Agency Agreement dated as of July 18, 2015 between the Company and the Calculation Agents, as amended from time to time.

“Calculation Agents” shall mean the Persons that have entered into the Joint Calculation Agency Agreement with the Company providing for, among other things, the determination of the Value of the Market Measure on each Calculation Day, the Ending Value and the Redemption Amount, which term shall, unless the context otherwise requires, include their successors under such Joint Calculation Agency Agreement. The initial Calculation Agents shall be Wells Fargo Securities, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated. Pursuant to the Joint Calculation Agency Agreement, the Company may appoint a different Calculation Agent from time to time after the initial issuance of this Security without the consent of the Holder of this Security and without notifying the Holder of this Security.

Adjustments to the Component Ratio for a Basket Component

The Component Ratios for the Basket Components will not be revised subsequent to their determination on the Pricing Date, except that the Calculation Agents may in their good faith judgment adjust the Component Ratio of any Basket Component in the event that Basket Component is materially changed or modified in a manner that does not, in the opinion of the Calculation Agents, fairly represent the value of that Basket Component had those material changes or modifications not been made.

Adjustments to a Basket Component

If, after the Pricing Date, an Index Publisher makes a material change in the method of calculating a Basket Component or in another way that changes a Basket Component such that it does not, in the opinion of the Calculation Agents, fairly represent the level of such Basket Component had those changes or modifications not been made, the Calculation Agents will, at the close of business in New York, New York, on each date that the Closing Level of such Basket Component is to be calculated, make adjustments to such Basket Component. Those adjustments will be made in good faith as necessary to arrive at a calculation of a level of such Basket Component as if those changes or modifications had not been made, and the Calculation Agents shall calculate the Closing Level of such Basket Component, as so adjusted.

Discontinuance of a Basket Component

If, after the Pricing Date, an Index Publisher discontinues publication of a Basket Component, and such Index Publisher or another entity then publishes a substitute index that the Calculation Agents determine, in their sole discretion, to be comparable to the original Basket Component (a “Successor Basket Component”), the Calculation Agents will substitute such Successor Basket Component as calculated by the relevant Index Publisher or any other entity and calculate the Closing Level of such Basket Component as described in the definition of “Closing Level” above. If the Calculation Agents select a Successor Basket Component, the Calculation Agents will give written notice of the selection to the Trustee, to the Company, and to the Holder hereof.

If an Index Publisher discontinues publication of a Basket Component before the end of the Maturity Valuation Period and the Calculation Agents do not select a Successor Basket Component, then on each day that would have been a Calculation Day, until the earlier to occur of:

•	the determination of the Ending Value; and

•	a determination by the Calculation Agents that a Successor Basket Component is available,

the Calculation Agents will compute a substitute Closing Level for such Basket Component in accordance with the procedures last used to calculate such Basket Component before any discontinuance as if that day were a Calculation Day. The Calculation Agents will make available to the Holder hereof information regarding those levels by means of Bloomberg L.P., Thomson Reuters, a website, or any other means selected by the Calculation Agents in their reasonable discretion.

If a Successor Basket Component is selected or the Calculation Agents calculate a level as a substitute for such Basket Component, the Successor Basket Component or level will be used as a substitute for all purposes, including for the purpose of determining whether a Market Disruption Event exists.

Market Disruption Events

“Market Disruption Event” means, with respect to a Basket Component, one or more of the following events, as determined by the Calculation Agents in their sole discretion:

(A)

the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange where the securities included in such Basket Component trade (without taking into account any extended or after-hours trading session), in 20% or more of the securities which then compose such Basket Component or any Successor Basket Component; and

(B)

the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to such Basket Component (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in options contracts or futures contracts related to the such Basket Component, or any Successor Basket Component.

For the purpose of determining whether a Market Disruption Event has occurred:

1)

a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

2)

a decision to permanently discontinue trading in the relevant futures or options contracts related to a Basket Component, or any Successor Basket Component, will not constitute a Market Disruption Event;

3)

a suspension in trading in a futures or options contract on a Basket Component, or any Successor Basket Component, by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts, or (c) a disparity in bid and ask quotes relating to those contracts will constitute a suspension of or material limitation on trading in futures or options contracts related to such Basket Component;

4)	a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances; and

5)

if a Basket Component has component securities listed on the NYSE, for the purpose of clause (A) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self-regulatory organization or the Securities and Exchange Commission of similar scope as determined by the Calculation Agents, will be considered “material.”

If for any Basket Component (an “Affected Basket Component”), (i) a Market Disruption Event occurs on a scheduled Calculation Day during the Maturity Valuation Period or (ii) any scheduled Calculation Day is determined by the Calculation Agents not to be a Market Measure Business Day by reason of an extraordinary event, occurrence, declaration, or otherwise (any such day in either (i) or (ii) being a “Non-Calculation Day”), the Calculation Agents will determine the Closing Levels of the Basket Components for such Non-Calculation Day, and as a result, the Ending Value, as follows:

•	the Closing Level of each Basket Component that is not an Affected Basket Component will be its Closing Level on such Non-Calculation Day; and

•

the Closing Level of each Basket Component that is an Affected Basket Component for the applicable Non-Calculation Day will be the Closing Level of such Basket Component on the next Calculation Day that occurs during the Maturity Valuation Period. For example, if the first and second scheduled Calculation Days during the Maturity Valuation Period are Non-Calculation Days, then the Closing Level of such Basket Component on the next Calculation Day will also be the Closing Level for such Basket Component on the first and second scheduled Calculation Days during the Maturity Valuation Period. If no further Calculation Days occur after a Non-Calculation Day, or if every scheduled Calculation Day during the Maturity Valuation Period is a Non-Calculation Day, then the Closing Level of such Basket Component for that Non-Calculation Day and each following Non-Calculation Day (or for all the scheduled Calculation Days during the Maturity Valuation Period, if applicable) will be determined (or, if not determinable, estimated) by the Calculation Agents in a commercially reasonable manner on the last scheduled Calculation Day during the Maturity Valuation Period, regardless of the occurrence of a Market Disruption Event on that last scheduled Calculation Day.

Calculation Agent

The Calculation Agents have the sole discretion to make all determinations regarding this Security as described in this Security, including determinations regarding the Starting Value, the Threshold Value, the Value of the Market Measure on each Calculation Day, the Ending Value, the Redemption Amount, any Market Disruption Events, any Successor Basket Component, Market Measure Business Days, Business Days, Calculation Days, Non-Calculation Days, and determinations related to the discontinuance of a Basket Component and the adjustments to a Basket Component or its Component Ratio. Absent manifest error, all determinations of the Calculation Agents will be conclusive for all purposes and final and binding on the Holder hereof and the Company, without any liability on the part of the Calculation Agents.

The Company covenants that, so long as this Security is Outstanding, there shall at all times be a Calculation Agent (which shall be a broker-dealer, bank or other financial institution) with respect to this Security.

Tax Considerations

The Company agrees, and by acceptance of a beneficial ownership interest in this Security each Holder of this Security will be deemed to have agreed (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary), for United States federal income tax purposes to characterize and treat this Security as a prepaid derivative contract that is an “open transaction.”

Redemption and Repayment

This Security is not subject to redemption at the option of the Company or repayment at the option of the Holder hereof prior to August 26, 2022. This Security is not entitled to any sinking fund.

Acceleration

If an Event of Default, as defined in the Indenture, with respect to this Security shall occur and be continuing, the Redemption Amount (calculated as set forth in the next sentence) of this Security may be declared due and payable in the manner and with the effect provided in the Indenture. The amount payable to the Holder hereof upon any acceleration permitted under the Indenture will be equal to the Redemption Amount described under “Determination of Redemption Amount,” determined as if the date of acceleration were the sole Calculation Day.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature or its duly authorized agent under the Indenture referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

DATED:

WELLS FARGO & COMPANY

By:

Its:

[SEAL]

Attest:

Its:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION This is one of the Securities of the series designated therein described in the within-mentioned Indenture.

CITIBANK, N.A., as Trustee

By:
Authorized Signature

OR

WELLS FARGO BANK, N.A., as Authenticating Agent for the Trustee

By:
Authorized Signature

[Reverse of Note]

WELLS FARGO & COMPANY

MEDIUM-TERM NOTE, SERIES K

Due Nine Months or More From Date of Issue

Leveraged Index Return Notes® Linked to an

International Equity Index Basket

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an indenture dated as of July 21, 1999, as amended or supplemented from time to time (herein called the “Indenture”), between the Company and Citibank, N.A., as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series of the Securities designated as Medium-Term Notes, Series K, of the Company, which series is limited to an aggregate principal amount or face amount, as applicable, of $25,000,000,000 or the equivalent thereof in one or more foreign or composite currencies. The amount payable on the Securities of this series may be determined by reference to the performance of one or more equity-, commodity- or currency-based indices, exchange traded funds, securities, commodities, currencies, statistical measures of economic or financial performance, or a basket comprised of two or more of the foregoing, or any other market measure or may bear interest at a fixed rate or a floating rate. The Securities of this series may mature at different times, be redeemable at different times or not at all, be repayable at the option of the Holder at different times or not at all and be denominated in different currencies.

Article Sixteen of the Indenture shall not apply to this Security.

The Securities are issuable only in registered form without coupons and will be either (a) book-entry securities represented by one or more Global Securities recorded in the book-entry system maintained by the Depositary or (b) certificated securities issued to and registered in the names of, the beneficial owners or their nominees.

The Company agrees, to the extent permitted by law, not to voluntarily claim the benefits of any laws concerning usurious rates of interest against a Holder of this Security.

Modification and Waivers

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the

Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of all series to be affected, acting together as a class. The Indenture also contains provisions permitting the Holders of a majority in principal amount of the Securities of all series at the time Outstanding affected by certain provisions of the Indenture, acting together as a class, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with those provisions of the Indenture. Certain past defaults under the Indenture and their consequences may be waived under the Indenture by the Holders of a majority in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series. Solely for the purpose of determining whether any consent, waiver, notice or other action or Act to be taken or given by the Holders of Securities pursuant to the Indenture has been given or taken by the Holders of Outstanding Securities in the requisite aggregate principal amount, the principal amount of this Security will be deemed to be equal to the amount set forth on the face hereof as the “Principal Amount” hereof. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

Defeasance

Section 403 and Article Fifteen of the Indenture and the provisions of clause (ii) of Section 401(1)(B) of the Indenture, relating to defeasance at any time of (a) the entire indebtedness on this Security and (b) certain restrictive covenants and certain Events of Default, upon compliance by the Company with certain conditions set forth therein, shall not apply to this Security. The remaining provisions of Section 401 of the Indenture shall apply to this Security.

Authorized Denominations

This Security is issuable only in registered form without coupons in denominations of $10 or any amount in excess thereof which is an integral multiple of $10.

Registration of Transfer

Upon due presentment for registration of transfer of this Security at the office or agency of the Company in the City of Minneapolis, Minnesota, a new Security or Securities of this series, with the same terms as this Security, in authorized denominations for an equal aggregate Principal Amount will be issued to the transferee in exchange herefor, as provided in the Indenture and subject to the limitations provided therein and to the limitations described below, without charge except for any tax or other governmental charge imposed in connection therewith.

This Security is exchangeable for definitive Securities in registered form only if (x) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for this Security or if at any time the Depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and a successor depositary is not appointed within 90 days after the Company receives such notice or becomes aware of such ineligibility, (y) the Company in its sole discretion determines that this Security shall be exchangeable for definitive Securities in registered form and notifies the Trustee thereof or (z) an Event of Default with respect to the Securities represented hereby has occurred and is continuing. If this Security is exchangeable pursuant to the preceding sentence, it shall be exchangeable for definitive Securities in registered form, having the same date of issuance, Stated Maturity Date and other terms and of authorized denominations aggregating a like amount.

This Security may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor of the Depositary or a nominee of such successor. Except as provided above, owners of beneficial interests in this Global Security will not be entitled to receive physical delivery of Securities in definitive form and will not be considered the Holders hereof for any purpose under the Indenture.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

Obligation of the Company Absolute

No reference herein to the Indenture and no provision of this Security or the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the Redemption Amount at the times, place and rate, and in the coin or currency, herein prescribed, except as otherwise provided in this Security.

No Personal Recourse

No recourse shall be had for the payment of the Redemption Amount, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture or any indenture supplemental thereto, against any incorporator, stockholder, officer or director, as such, past, present or future, of the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuance hereof, expressly waived and released.

Defined Terms

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture unless otherwise defined in this Security.

Governing Law

This Security shall be governed by and construed in accordance with the law of the State of New York, without regard to principles of conflicts of laws.

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	--	as tenants in common

TEN ENT	--	as tenants by the entireties

JT TEN	--	as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT --		Custodian
	(Cust)		(Minor)

Under Uniform Gifts to Minors Act

(State)

Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED, the undersigned hereby sell(s) and transfer(s) unto

Please Insert Social Security or Other Identifying Number of Assignee

(PLEASE PRINT OR TYPE NAME AND ADDRESS INCLUDING POSTAL ZIP CODE OF ASSIGNEE)

the within Security of WELLS FARGO & COMPANY and does hereby irrevocably constitute and appoint                                      attorney to transfer the said Security on the books of the Company, with full power of substitution in the premises.

Dated:

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatever.